Exhibit 5.3

June 12, 2020

Advance Auto Parts, Inc.

2635 East Millbrook Road

Raleigh, North Carolina 27604

Ladies and Gentlemen:

We have acted as local Nevada counsel to Advance Auto Parts, Inc., a Delaware corporation (the “Company”), and Golden State Supply LLC, a Nevada limited liability company (the “Nevada Guarantor”), in connection with the filing by the Company and the other registrants named therein, including the Nevada Guarantor, of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of up to $500,000,000 aggregate principal amount of the Company’s 3.900% Notes due 2030 (the “Exchange Notes”) to be issued under that certain Indenture, dated as of April 16, 2020 (the “Indenture”), by and among the Company, the Subsidiary Guarantors (as defined therein) party thereto, including the Nevada Guarantor, and Wells Fargo Bank, National Association, as trustee, including the Subsidiary Guarantee (as defined therein) of the Exchange Notes as set forth in Article Ten of the Indenture (the “Exchange Guarantees” and together with the Exchange Notes, the “Exchange Securities”), and pursuant to that certain Registration Rights Agreement, dated as of April 16, 2020 (the “Registration Rights Agreement”), by and among the Company, the Guarantors (as defined therein) party thereto, including the Nevada Guarantor, and the Representatives (as defined therein) party thereto. The Exchange Securities will be issued in exchange for a corresponding principal amount of the Company’s outstanding 3.900% Notes due 2030, and the Subsidiary Guarantees thereof, previously issued pursuant to the Indenture.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company and the Nevada Guarantor in connection with the registration and issuance of the Exchange Securities, each as described in the Registration Statement. For purposes of this opinion letter, and except to the extent set forth in the opinions below, we have assumed that all such proceedings have been timely completed or will be timely completed in the manner presently proposed in the Registration Statement and the terms of such issuance will be in compliance with applicable laws.

For purposes of issuing this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement, (ii) the Indenture, the Registration Rights Agreement and the form of the Exchange Notes, (iii) the articles of organization and operating agreement, each as amended to date, of the Nevada Guarantor (collectively, the “Governing Documents”), and (iv) such agreements, instruments, resolutions and other limited liability company records of the Nevada Guarantor, and such other documents, as we have deemed necessary or appropriate for the purpose of issuing this opinion letter, and we have obtained from managers, officers and other representatives and agents of the Nevada Guarantor and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary or appropriate.

Without limiting the generality of the foregoing, in issuing this opinion letter we have, with your permission, assumed without independent verification that: (i) the obligations of each party set forth in the in the documents we have reviewed are its valid and binding obligations, enforceable in accordance with their respective terms; (ii) the statements of fact and representations and warranties set forth in the documents we have reviewed are true and correct as to factual matters; (iii) each natural person executing

100 North City Parkway, Suite 1600
Las Vegas, NV 89106-4614
main 702.382.2101

Advance Auto Parts, Inc.

June 12, 2020

a document has sufficient legal capacity to do so; (iv) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (v) all limited liability company records made available to us by the Nevada Guarantor, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general limited liability company laws of the State of Nevada in effect on the date hereof, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto, or to the effect thereon, of the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based upon the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1. The Nevada Guarantor is validly existing as a limited liability company and in good standing under the laws of the State of Nevada.

2. The Nevada Guarantor has the limited liability company power and authority to execute and deliver the Indenture, and to perform its obligations thereunder (including the Exchange Guarantees).

3. The execution and delivery by the Nevada Guarantor of the Indenture and the performance by the Nevada Guarantor of its obligations thereunder (including the Exchange Guarantees) (a) have been duly authorized by the Nevada Guarantor and (b) do not violate the Governing Documents.

4. The Indenture has been duly executed and delivered by the Nevada Guarantor.

The opinions contained herein are subject to, and we express no opinion as to, the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, anti-deficiency, and other similar laws, rules and regulations now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally, the federal Bankruptcy Code, the Uniform Fraudulent Transfer Act (as codified in Nevada Revised Statutes Chapter 112), and any other laws relating to fraudulent or unlawful conveyances, distributions and transfers.

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date hereof. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in such laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

Advance Auto Parts, Inc.

June 12, 2020

We hereby consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm therein under the heading “Legal Matters”. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, White & Case LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of issuing its opinion letter to the Company relating to the validity of the Exchange Securities, as filed with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP